AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 2014

REGISTRATION No. 333–

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

TELUS CORPORATION

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	4812	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No., if applicable)

Floor 8, 555 Robson Street

Vancouver, British Columbia V6B 3K9, Canada

(604) 697-8044

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue, 13th Floor New York, New York 10011

(212) 590-9070

(Name, address (including zip code) and telephone number

(including area code) of agent for service in the United States)

Copies to:

Andrew J. Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 (212) 373-3000	Robert Gardner TELUS Corporation Floor 8, 555 Robson Street Vancouver, British Columbia V6B 3K9 Canada (604) 697-8044	Francis Legault Pierre Dagenais Norton Rose Fulbright Canada LLP Bureau 2500, 1 Place Ville Marie Montreal, Quebec, H3B 1R1 Canada (514) 847-4747

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A. ☐	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☑	at some future date (check the appropriate box below):

1. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3. ☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☑	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.   ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (1)(2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Debt Securities (3)
Preferred Shares (4)
Common Shares (including the associated rights) (5)
Warrants to Purchase Preferred Shares or Common Shares (6)
Warrants to Purchase Debt Securities (7)
Share Purchase Contracts (8)
Share Purchase or Equity Units (8)
Total	US$2,650,200,000 (9)	100%	US$2,650,200,000	US$307,953.24

(1)	The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.
(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(o) under the Securities Act of 1933, as amended.
(3)	There is being registered hereunder an indeterminate principal amount of Debt Securities as may be sold from time to time. An indeterminate number of Debt Securities may also be issued upon exercise of Warrants. Includes Debt Securities which may be purchased by underwriters to cover over-allotments, if any.
(4)	There is being registered hereunder an indeterminate number of Preferred Shares as from time to time may be issued at indeterminate prices. An indeterminate number of Preferred Shares may also be issued upon exercise of Warrants or settlement of the Share Purchase Contracts or Share Purchase Units. Includes Preferred Shares which may be purchased by underwriters to cover over-allotments, if any.
(5)	There is being registered hereunder an indeterminate number of Common Shares as from time to time may be issued at indeterminate prices. An indeterminate number of Common Shares may also be issued upon exercise of Warrants or settlement of the Share Purchase Contracts or Share Purchase Units. Includes Common Shares which may be purchased by underwriters to cover over-allotments, if any. The rights are attached to, and trade with, the Common Shares. The value attributable to the rights, if any, is reflected in the market price of the Common Shares.
(6)	There is being registered hereunder an indeterminate number of Warrants to purchase Preferred Shares or Common Shares as from time to time may be issued at indeterminate prices. Includes Warrants to purchase Preferred Shares or Common Shares which may be purchased by underwriters to cover over-allotments, if any.
(7)	There is being registered hereunder an indeterminate number of Warrants to purchase Debt Securities as from time to time may be issued at indeterminate prices. Includes Warrants to purchase Debt Securities which may be purchased by underwriters to cover over-allotments, if any.
(8)	Each Share Purchase Unit consists of (i) a Share Purchase Contract, under which the holder, upon settlement, will purchase an indeterminate number of Preferred Shares or Common Shares and (ii) a beneficial interest in either Debt Securities or debt obligations of third parties, including U.S. Treasury securities. Each beneficial interest will be pledged to secure the obligation of such holder to purchase such Preferred Shares or Common Shares. No separate consideration will be received for the Share Purchase Contracts or the related beneficial interests.
(9)	Reflects the U.S. dollar equivalent of any such securities denominated in Canadian dollars based on the Bank of Canada noon rate of US$1.00 = Cdn$1.1320 on November 3, 2014.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2014

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	November 6, 2014

TELUS Corporation

$3,000,000,000

Debt Securities

Preferred Shares

Common Shares

Warrants to Purchase Equity Securities

Warrants to Purchase Debt Securities

Share Purchase Contracts

Share Purchase or Equity Units

TELUS Corporation (“TELUS” or the “Company”) may offer and issue from time to time any bonds, debentures, notes or other evidences of indebtedness of any kind, nature or description (collectively, “Debt Securities”), preferred shares or common shares (collectively, the “Equity Securities”), warrants to purchase Equity Securities and warrants to purchase Debt Securities (collectively, the “Warrants”), share purchase contracts and share purchase or equity units (all of the foregoing, collectively, the “Securities”) of up to $3,000,000,000 aggregate initial offering price of Securities (or the equivalent thereof in one or more foreign currencies or composite currencies, including United States dollars) during the 25 month period that this short form base shelf prospectus (the “Prospectus”), including any amendments thereto, is valid. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (a “Prospectus Supplement”).

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable (i) in the case of Debt Securities, the specific designation, aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, interest provisions, authorized denominations, offering price, covenants, events of default, any terms for redemption or retraction, any exchange or conversion terms, whether the debt is senior or subordinated and any other terms specific to the Debt Securities being offered; (ii) in the case of common shares of TELUS (“Common Shares”), the number of Common Shares offered and the offering price; (iii) in the case of Equity Securities other than Common Shares, the designation of the particular class and series, the number of shares offered, the issue price, dividend rate, if any, and any other terms specific to the Equity Securities being offered; (iv) in the case of Warrants, the designation, number and terms of the Equity Securities or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; (v) in the case of share purchase contracts, the designation, number and terms of the Equity Securities to be purchased under the share purchase contract, any procedures that will result in the adjustment of these numbers, the purchase price and purchase date or dates of the Equity Securities, any requirements of the purchaser to secure its obligations under the share purchase contract and any other specific terms; and (vi) in the case of share purchase or equity units, the terms of the component share purchase contract and Debt Securities or third party obligations, any requirements of the purchaser to secure its obligations under the share purchase contract by the Debt Securities or third party obligations and any other specific terms. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

All information permitted under applicable securities laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be deemed to be incorporated by reference into this Prospectus as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

TELUS has filed an undertaking with the British Columbia Securities Commission that it will not distribute Securities that, at the time of distribution, are novel specified derivatives or asset-backed securities without pre-clearing with the applicable regulator the disclosure to be contained in the Prospectus Supplement pertaining to the distribution of such Securities.

For the purpose of calculating the Canadian dollar equivalent of the aggregate principal amount of Securities issued under this Prospectus from time to time, Securities denominated in or issued in, as applicable, a currency (the “Securities Currency”) other than Canadian dollars will be translated into Canadian dollars using the Bank of Canada noon rate of exchange of Canadian dollars with the Securities Currency in effect as of noon (Toronto time) on the date of issue of such Securities.

TELUS is incorporated under the laws of the Province of British Columbia. It maintains its registered office at Floor 5, 3777 Kingsway, Burnaby, British Columbia, V5H 3Z7 and its executive office at Floor 8, 555 Robson Street, Vancouver, British Columbia, V6B 3K9.

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. The financial statements included or incorporated herein have been prepared using International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS-IASB”), and they are subject to Canadian and United States auditing and auditor independence standards. They may not be comparable to financial statements of United States companies.

Prospective investors should be aware that acquisition of the Securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that TELUS is incorporated or organized under the laws of the Province of British Columbia, that some or all of its officers and directors may be residents of Canada, that some or all of the underwriters or experts named in this Prospectus and/or in a Prospectus Supplement may be residents of Canada, and that all or a substantial portion of the assets of TELUS and said persons may be located outside the United States.

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. The Company may offer and sell Securities to or through underwriters or dealers and also may offer and sell certain Securities directly to other purchasers or through agents. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers or agents involved in the sale of such Securities and the compensation of any such underwriters, dealers or agents. The Common Shares are listed on the Toronto Stock Exchange (“TSX”)

under the symbol “T” and the New York Stock Exchange (the “NYSE”) under the symbol “TU”. Unless otherwise specified in the applicable Prospectus Supplement, Securities other than the Common Shares will not be listed on any securities exchange.

The offering of Securities hereunder is subject to approval of certain legal matters on behalf of TELUS by Norton Rose Fulbright Canada LLP, Toronto, Ontario and by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

Unless the context otherwise indicates, references in this Prospectus to “TELUS” or the “Company” are references to TELUS Corporation, its consolidated subsidiaries and predecessor companies.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents of the Company, which have been filed by the Company with the securities commissions or similar regulatory authorities in each of the provinces of Canada, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	the annual information form of the Company dated March 14, 2014 for the year ended December 31, 2013;

(b)	the audited consolidated financial statements of the Company as at and for the years ended December 31, 2013 and December 31, 2012, together with the report of the independent registered public accounting firm thereon and the notes thereto;

(c)	Management’s Discussion and Analysis of financial results for the year ended December 31, 2013;

(d)	the unaudited condensed interim consolidated financial statements of the Company as at and for the three-month and nine-month periods ended September 30, 2014 and September 30, 2013 together with the notes thereto;

(e)	Management’s Discussion and Analysis of financial results for the three-month and nine-month periods ended September 30, 2014;

(f)	the information circular dated March 31, 2014 prepared in connection with the Company’s annual general meeting held on May 8, 2014; and

(g)	the information circular dated March 13, 2013 prepared in connection with the Company’s annual and special meeting held on May 9, 2013.

Any documents of the types referred to above, and similar material, together with any material change reports (excluding confidential reports), business acquisition reports filed by the Company pursuant to the requirements of securities legislation of any province of Canada, and any other disclosure document which the Company has filed pursuant to an undertaking to a securities regulatory authority of any province of Canada, in each case, after the date of this Prospectus and prior to the date on which this Prospectus ceases to be effective, shall be deemed to be incorporated by reference into this Prospectus. In addition, to the extent indicated in any Report on Form 6-K filed with the United States Securities and Exchange Commission (the “SEC”) or in any Report on Form 40-F filed with the SEC, any information included therein shall be deemed to be incorporated by reference in this Prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

A Prospectus Supplement containing the specific terms of an offering of Securities, updated disclosure of earnings coverage ratios, if applicable, and other information relating to the Securities, will be delivered to prospective purchasers of such Securities together with this Prospectus and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the Securities covered by that Prospectus Supplement.

Upon a new annual information form and the related annual financial statements being filed by the Company with and, where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements, and the accompanying Management’s Discussion and Analysis, and material change reports filed prior to the commencement of the Company’s financial year in which the new annual information form is filed, and information circulars and business acquisition reports filed prior to the commencement of the Company’s financial year in respect of which the new annual information form is filed, shall be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of Securities hereunder. Upon interim financial statements and the accompanying Management’s Discussion and Analysis being filed with the applicable securities regulatory authorities during the currency of this Prospectus, all interim financial statements and the accompanying Management’s Discussion and Analysis filed prior to the new interim financial statements will be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of Securities hereunder. Upon the Company filing an information circular in connection with an annual general meeting, the information circular filed in connection with the previous annual general meeting (unless such information circular also related to a special meeting) will be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of the Securities hereunder.

In addition to its continuous disclosure obligations under the securities laws of the provinces of Canada, TELUS is subject to the information requirements of the United States Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Such reports and other information, when filed by TELUS in accordance with such requirements, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C., 20549. Copies of such material can be obtained at prescribed rates from such public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C., 20549. In addition, such materials are also available to the public on the SEC’s website at www.sec.gov. The Common Shares are listed on the New York Stock Exchange and reports and other information concerning TELUS can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005.

Prospective investors should rely only on the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement. The Company has not authorized anyone to provide prospective investors with different or additional information. The Company is not making an offer of the Securities in any jurisdiction where the offer is not permitted by law. Prospective investors should not assume that the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement is accurate as of any date other than the date on the front of this Prospectus or the applicable Prospectus Supplement.

Any “template version” of any “marketing materials” (as such terms are defined in National Instrument 41-101 – General Prospectus Requirements) filed after the date of a Prospectus Supplement and before the termination of the distribution of the Securities offered pursuant to such Prospectus Supplement (together with this Prospectus) is deemed to be incorporated by reference in such Prospectus Supplement.

REFERENCE TO CURRENCY

Unless the context otherwise requires, all references herein to currency are references to Canadian dollars. For Securities issued in other than Canadian currency, potential purchasers should be aware that foreign exchange fluctuations are likely to occur from time to time and that the Company does not make any representation with respect to currency values from time to time. Investors should consult their own advisors with respect to the potential risk of currency fluctuations.

FORWARD-LOOKING STATEMENTS

This Prospectus, together with the documents incorporated by reference herein, contain forward-looking statements about expected future events and the financial and operating performance of TELUS. Forward-looking statements include, but are not limited to, statements relating to annual targets, outlook, guidance and updates, the Company’s multi-year dividend growth program, the Company’s multi-year share purchase programs, and trends. Forward-looking statements are typically identified by the words “assumption”, “goal”, “guidance”, “objective”, “outlook”, “strategy”, “target” and other similar expressions or future or conditional verbs such as “aim”, “anticipate”, “believe”, “could”, “expect”, “intend”, “may”, “plan”, “seek”, “should”, “strive” and “will”. By their nature, forward-looking statements do not refer to historical facts, are subject to inherent risks and uncertainties, and require the Company to make assumptions. There is significant risk that assumptions, predictions and other forward-looking statements will not prove to be accurate. Readers are cautioned not to place undue reliance on forward-looking statements as a number of factors could cause future performance, conditions, actions or events to differ materially from the stated targets, expectations, estimates or intentions. Except as required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements. The Company’s general outlook and assumptions for 2014 are described in each of the Company’s Management’s Discussion and Analysis of financial results for the year ended December 31, 2013 and Management’s Discussion and Analysis of financial results for the three-month and nine-month periods ended September 30, 2014. Factors that could cause actual performance to differ materially from the forward-looking statements made herein and in the documents incorporated by reference include, but are not limited to:

•

Competition including: continued intense rivalry across all services among established telecommunications companies, advanced wireless services (“AWS”) entrants, cable-TV providers, other communications companies and emerging over-the-top (“OTT”) services; the potential entry of new competitors; active price and brand competition; competition for wireless spectrum; the Company’s ability to continue to retain customers through an enhanced customer service experience; network access line (“NAL”) losses; subscriber additions and retention volumes and associated costs for wireless, TV and high-speed Internet services; pressures on wireless average revenue per subscriber unit per month (“ARPU”) from promotional activity from competitors, market conditions and government actions, flat-rate pricing trends for voice and data, inclusive long distance plans for voice, and increasing availability of Wi-Fi networks for data; and the Company’s ability to obtain and offer content across multiple devices on wireless and TV platforms at a reasonable cost.

•

Regulatory decisions and developments including: the federal government’s stated intention to further increase wireless competition, reduce roaming costs on wireless networks in Canada and require further unbundling of TV channels and eliminate paper bill charges; the Competition Bureau’s recommendation to the Canadian Radio-television and Telecommunications Commission (“CRTC”) that it should implement remedies to provide more favourable roaming access terms to new entrant service providers; future spectrum auctions (including limitations on established wireless providers, spectrum set-aside favouring smaller carriers and other advantages provided to new and foreign participants, and the amount and cost of spectrum acquired); restrictions on the purchase, sale and transfer of spectrum licences; the outcome of the CRTC review of mandated wholesale services, including consideration of mandated competitor access to fibre-to-the-premises facilities; vertical integration by competitors into broadcast content ownership and timely and effective enforcement of regulatory safeguards; ongoing monitoring and compliance with restrictions on non-Canadian ownership of the Common Shares; interpretation and application of tower sharing and roaming rules; the non-harmonization between provincial consumer protection legislation, in particular in light of the new CRTC mandatory national Wireless Code (the “Code”), which came into effect on December 2, 2013 and possible operational challenges from the Code, resulting from two and three-year customer contracts ending coterminously in 2015.

•

Technological substitution including: reduced utilization and increased commoditization of traditional wireline voice local and long distance services from impacts of OTT applications and wireless substitution, and overall slower market growth in the wireline segment; increasing numbers of households that have only wireless and/or Internet-based telephone services; continuation of wireless voice ARPU declines through, among others, substitution to messaging and OTT applications, such as Skype; substitution to Wi-Fi services from wireless services; and OTT Internet protocol (IP) services that may displace TV and entertainment services or impact revenue.

•

Technology including: subscriber demand for data that challenges wireless networks and spectrum capacity levels; the Company’s reliance on legacy systems and information technology; technology options, evolution paths and roll-out plans for wireline and wireless networks (including broadband initiatives, such as fibre to the home, and wireless small-cell deployment); the Company’s reliance on wireless network access agreements; choice of suppliers and suppliers’ ability to maintain and service their product lines; wireless handset supplier concentration and market power; the performance of long-term evolution (“LTE”) wireless technology; the Company’s ability to address its near-term spectrum deficiency in certain geographical areas with recently acquired spectrum (including the spectrum in the 700 MHz band) and redeployment of existing spectrum holdings; the Company’s ability to obtain additional spectrum capacity through future spectrum auctions and from third parties to address increasing demand for data; deployment and operation of new wireless networks and success of new products, new services and supporting systems; network reliability and change management (including migration risks, related to technology and customer retention, to new, more efficient Internet data centres (“IDCs”) and realizing the expected benefits); timing of decommissioning of certain legacy wireline networks and services to reduce operating costs, timing of decommissioning of CDMA and iDEN wireless networks to redeploy spectrum and reduce operating costs, and the associated subscriber migration and retention risks; availability of resources and ability to build out adequate broadband capacity; and success of upgrades and evolution of TELUS TV® technology, which depend on third-party suppliers.

•

Economic growth and fluctuations including: the strength and persistence of economic growth in Canada that may be influenced by economic developments outside of Canada; future interest rates; inflation; pension investment returns, funding and discount rates; and Canada:U.S. dollar exchange rates.

•

Capital expenditure levels, including: potential outlays for spectrum licences in spectrum auctions or from third parties, due to the Company’s wireless deployment strategy for LTE and future technologies, wireline broadband initiatives, subscriber demand for data, new IDC initiatives, and the Industry Canada wireless spectrum auctions for AWS-3 spectrum (1755 – 1780 MHz, 2155-2180 MHz), as well as for 2.5 GHz (2500-2690 MHz) bands currently expected in March 2015 and April 2015, respectively.

•	Financing and debt requirements including ability to carry out refinancing activities.

•

Ability to sustain dividend growth program of circa 10% per annum through 2016 and ability to sustain and complete multi-year share purchase programs through 2016. These programs may be affected by factors such as regulatory and government decisions, competitive environment, economic performance in Canada, the Company’s earnings and free cash flow, and levels of capital expenditures and spectrum licence purchases. Quarterly dividend decisions are subject to the Company’s Board of Directors’ (“Board”) assessment and determination based on the Company’s financial position and outlook. Share purchase programs may be affected by the change in the Company’s intention to purchase shares, and the assessment and determination of the Board from time to time. Consequently, there can be no assurance that these programs will be maintained through 2016.

•	Human resource matters including: recruitment, retention and appropriate training in a highly competitive industry.

•

Ability to successfully implement cost reduction initiatives and realize planned savings, net of restructuring and other like costs, without losing customer service focus or negatively impacting business operations. Initiatives include: the Company’s earnings enhancement program to drive improvements in earnings before interest, income taxes, depreciation and amortization (“EBITDA”); business integrations; business process outsourcing; internal offshoring and reorganizations; procurement initiatives; and consolidation of real estate.

•

Process risks including: the Company’s reliance on legacy systems and ability to implement and support new products and services and business operations; the Company’s ability to implement effective change management for system replacements and upgrades; process redesigns and business integrations; implementation of large enterprise deals that may be adversely impacted by available resources and degree of co-operation from other service providers; the Company’s ability to successfully manage operations in foreign jurisdictions; information security and privacy breaches, including data loss or theft; and real estate joint venture development risks.

•

Tax matters including: complex tax laws that may be subject to interpretation by the tax authorities that may be different from the Company’s; changes in tax laws, including tax rates; elimination of income tax deferrals through the use of different tax year-ends for operating partnerships and corporate partners; and international tax complexity and compliance.

•

Business continuity events including: the Company’s ability to maintain customer service and operate our networks in the event of human-caused threats such as electronic attacks and human errors; equipment failures that could cause various degrees of network outages; supply chain disruptions; natural disaster threats; epidemics and pandemics; and the effectiveness of business continuity and disaster recovery plans and responses.

•	Litigation and legal matters including: the Company’s ability to successfully defend class actions pending against TELUS and legal compliance complexity domestically and in foreign jurisdictions.

•	Acquisitions or divestitures including: the Company’s ability to successfully integrate acquisitions or complete divestitures in a timely manner, and realizing expected strategic benefits.

•

Health, safety and environmental developments and other risk factors discussed herein and listed from time to time in the Company’s reports and public disclosure documents, including the Company’s annual report, annual information form, and other filings with securities commissions or similar regulatory authorities in Canada (on SEDAR at www.sedar.com) and in its filings with the SEC in the United States, including Form 40-F (on EDGAR at www.sec.gov).

For further information, see the section entitled “Risks and risk management” in each of the Company’s Management’s Discussion and Analysis of financial results for the year ended December 31, 2013 and Management’s Discussion and Analysis of financial results for the three-month and nine-month periods ended September 30, 2014.

TELUS CORPORATION

TELUS was incorporated under the Company Act (British Columbia) (the “BC Company Act”) on October 26, 1998 under the name BCT.TELUS Communications Inc. (“BCT”). On January 31, 1999, pursuant to a court-approved plan of arrangement under the Canada Business Corporations Act among BCT, BC TELECOM Inc. (“BC TELECOM”) and the former Alberta based TELUS Corporation (“TC”), BCT acquired all of the shares of BC TELECOM and TC in exchange for common shares and non-voting shares of BCT, and BC TELECOM was dissolved. On May 3, 2000, BCT changed its name to TELUS Corporation and in February 2005, the Company transitioned under the Business Corporations Act (British Columbia), successor to the BC Company Act. On February 4, 2013, in accordance with the terms of a court-approved plan of arrangement under the Business Corporations Act (British Columbia), TELUS exchanged all of its issued and outstanding non-voting shares (the “Non-Voting Shares”) into Common Shares on a one-for-one basis. On May 9, 2013, TELUS amended its Articles and Notice of Articles to eliminate the Non-Voting Shares from the authorized share structure of the Company and increased the maximum number of authorized Common Shares from 1,000,000,000 to 2,000,000,000, and to incorporate certain “housekeeping” or administrative amendments. TELUS maintains its registered office at Floor 5, 3777 Kingsway, Burnaby, British Columbia and its executive office at Floor 8, 555 Robson Street, Vancouver, British Columbia.

TELUS is one of Canada’s largest telecommunications companies, providing a wide range of telecommunications services and products including wireless and wireline voice and data. Data services include: Internet protocol, television, hosting, managed information technology and cloud-based services, and certain healthcare solutions.

USE OF PROCEEDS

Except as may otherwise be set forth in a Prospectus Supplement, the net proceeds to be received by the Company from the issue and sale from time to time of Securities will be added to the general funds of the Company to be used to repay existing indebtedness of TELUS, to fund capital expenditures and for other general corporate purposes. Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities.

EARNINGS COVERAGE RATIOS

The following consolidated earnings coverage ratios have been calculated for the 12-month periods ended December 31, 2013 and September 30, 2014. The earnings coverage ratio refers to the ratio of (i) consolidated net income attributable to equity shares before borrowing costs and income taxes, and (ii) borrowing costs.

For the 12-month periods ended December 31, 2013 and September 30, 2014, the Company’s consolidated net income attributable to equity shares before borrowing costs and income taxes was $2,163 million and $2,319 million, respectively. Borrowing costs for each of these 12-month periods was $401 million and $431 million, respectively.

Twelve-month periods ended	December 31, 2013	September 30, 2014
Earnings coverage ratios	5.4 times	5.4 times

The earnings coverage ratio at December 31, 2013 gives a pro forma effect to the issuance, repayment and redemption of all long-term debt of the Company from the date of the December 31, 2013 financial statements to September 30, 2014. The earnings coverage ratios set out above do not give effect to any offering of Securities pursuant to this Prospectus and do not purport to be indicative of earnings coverage ratios for any future periods. The information presented herein for the 12-month period ended September 30, 2014 is based on unaudited financial information.

PRIOR SALES

Pursuant to the Company’s various employee share option plans, during the 12 month period before the date of this Prospectus, the Company issued 1,443,756 Common Shares on the exercise of 3,357,424 options at a weighted average price of $21.14 per share. On November 26, 2013, the Company issued 3.60% notes Series CM due January 26, 2021, in an aggregate principal amount of $400 million and 5.15% notes Series CN due November 26, 2043, in an aggregate principal amount of $400 million. On April 4, 2014, the Company issued 3.20% notes Series CO due April 5, 2021, in an aggregate principal amount of $500 million and 4.85% notes Series CP due April 5, 2044, in an aggregate principal amount of $500 million. On September 15, 2014, the Company issued 3.75% notes Series CQ due January 17, 2025, in an aggregate principal amount of $800 million and 4.75% notes Series CR due January 17, 2045, in an aggregate principal amount of $400 million.

MARKET PRICE AND TRADING VOLUME

The Common Shares are listed for trading on the TSX under the symbol “T” and the NYSE under the symbol “TU”. The following table sets forth the reported high and low closing sale prices and the aggregate volume of trading of the Common Shares on the TSX during the 12 months preceding the date of this Prospectus.

Common Shares

	Price Range
	High	Low	Volume
	($)	($)
2013
November	37.56	36.15	24,225,296
December	37.42	35.71	19,133,336

2014
January	38.93	36.28	21,311,045
February	39.28	37.05	23,777,198
March	40.35	38.39	18,610,941
April	39.50	37.15	44,308,402
May	41.74	38.63	36,284,362
June	42.29	39.44	36,980,136
July	39.93	37.38	58,395,581
August	39.65	37.96	29,687,145
September	40.10	38.19	45,686,051
October	40.52	37.70	39,626,551
November 1-5	41.40	40.43	7,728,601

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of Debt Securities sets forth certain general terms and provisions of Debt Securities in respect of which a Prospectus Supplement will be filed. The particular terms and provisions of Debt Securities offered by any Prospectus Supplement will be described in the Prospectus Supplement filed in respect of such Debt Securities.

Debt Securities will be issued under an indenture dated May 22, 2001 (the “Trust Indenture”) between the Company and Montreal Trust Company of Canada (now Computershare Trust Company of Canada), as trustee (the “Trustee”), as supplemented by supplemental indentures applicable to specific Debt Securities (together with the Trust Indenture, the “Indenture”). The following summary of certain provisions of the Trust Indenture does not purport to be complete and is qualified in its entirety by reference to the Trust Indenture and any applicable supplemental indentures. All capitalized terms are as defined in the Trust Indenture (unless otherwise defined herein).

General

The Trust Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series. Specific terms and conditions which apply to such series will be set out in a supplement to the Trust Indenture. The Debt Securities will be direct, unconditional and, unless otherwise indicated in the relevant Prospectus Supplement, unsecured obligations of the Company. As of September 30, 2014, $8,500 million principal amount of Debt Securities are outstanding under the Trust Indenture.

The Prospectus Supplement relating to the particular Debt Securities offered thereby will describe the terms of such Debt Securities, including, where applicable:

(i)	the designation, aggregate principal amount and denominations of such Debt Securities;

(ii)	the price at which such Debt Securities will be issued or whether such Debt Securities will be issued on a non-fixed price basis;

(iii)	the date or dates on which such Debt Securities will mature and the portion (if less than all of the principal amount) of such Debt Securities to be payable upon declaration of an acceleration of maturity;

(iv)	the currency or currencies in which such Debt Securities are being sold and in which the principal of (and premium, if any), and interest, if any, on, such Debt Securities will be payable, whether the holder of any such Debt Securities or the Company may elect the currency in which payments thereon are to be made and, if so, the manner of such election;

(v)	whether the Debt Securities of such series are interest bearing and, in the case of interest bearing Debt Securities, the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any;

(vi)	the date from which interest on such Debt Securities, whether payable in cash, in kind, or in shares, will accrue, the date or dates on which such interest will be payable and the date on which payment of such interest will commence;

(vii)	the dates on which and the price or prices at which such Debt Securities will, pursuant to any required repayment provisions, or may, pursuant to any repurchase or redemption provisions, be repurchased, redeemed or repaid and the other terms and provisions of any such optional repurchase or redemption or required repayment;

(viii)	any special provisions for the payment of additional interest with respect to such Debt Securities;

(ix)	any additional covenants included for the benefit of holders of such Debt Securities;

(x)	the general terms or provisions, if any, pursuant to which such Debt Securities are to be guaranteed or secured;

(xi)	any additional events of default provided with respect to such Debt Securities;

(xii)	any exchange on which Debt Securities of a series will be listed;

(xiii)	terms for any conversion or exchange into other securities;

(xiv)	subordination terms, if any, of the Debt Securities of such series;

(xv)	any special tax implications of or any special tax provision, or indemnities relating to Debt Securities of such series; and

(xvi)	any other terms of such Debt Securities.

Payment

Unless otherwise specified in the applicable Prospectus Supplement, payment of principal of (and premium, if any on) Debt Securities will be made in the designated currency against surrender of such Debt Securities at the place or places specified in the applicable Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement related thereto, payment of any instalment of interest on Debt Securities will be made to the Person (as defined below) in whose name such Debt Security is registered at the close of business on the record date for such interest and may be made by electronic funds transfer.

Negative Pledge

The Trust Indenture contains provisions to the effect that the Company will not, nor will it permit any Restricted Subsidiary (as defined under “– Certain Definitions” below) to, create or assume any Lien (as defined under “– Certain Definitions” below) (other than Permitted Liens (as defined herein)) upon any present or future Principal Property (as defined under “– Certain Definitions” below), or any Property (as defined under “– Certain Definitions” below), which, together with any other Property subject to Liens in the same transaction or a series of related transactions, would in the aggregate constitute a Principal Property, of the Company or any Restricted Subsidiary, to secure Indebtedness (as defined under “– Certain Definitions” below) of the Company or a Restricted Subsidiary (the “Negative Pledge”) unless the Debt Securities, other than Debt Securities which by their terms do not have the benefit of the Negative Pledge (together with, if the Company shall so determine, any other Indebtedness of the Company or any Restricted Subsidiary ranking at least equally with the Debt Securities then existing or thereafter created), shall be concurrently secured equally and ratably with (or prior to) such other Indebtedness so long as such Lien is outstanding.

The restrictions set forth above shall not apply to “Permitted Liens”, which are defined in the Trust Indenture to include:

(i)	with respect to any series of Debt Securities, Liens existing on the Closing Date (as defined below) for such series;

(ii)	Liens on any Property of any Person existing at the time such Person becomes a Restricted Subsidiary, or at the time such Person amalgamates or merges with the Company or a Restricted Subsidiary, which Liens are not created in contemplation of such Person becoming a Restricted Subsidiary or effecting such amalgamation or merger;

(iii)	Liens on any Property, including any improvements from time to time on such property, existing at the time such Property is acquired by the Company or a Restricted Subsidiary, including any acquisition by means of amalgamation, consolidation or merger, or Liens to secure the payment of all or any part of the purchase price of such Property upon the acquisition of such Property by the Company or a Restricted Subsidiary or to secure any Indebtedness incurred prior to, at the time of, or within 270 days after, the later of the date of acquisition of such Property and the date such Property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Liens to secure any Indebtedness incurred for the purpose of financing the cost to the Company or a Restricted Subsidiary of improvements to such acquired Property or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the Property subject to such Liens;

(iv)	Liens securing any Indebtedness of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary;

(v)	Liens on Property of the Company or a Restricted Subsidiary securing indebtedness or other obligations issued by Canada or the United States of America or any province, state or any department, agency or instrumentality or political subdivision of Canada or the United States of America or any state, or by any other country or any political subdivision of any other country, for the purpose of financing all or any part of the purchase price of, or, in the case of real property, the cost of construction on or improvement of, any property or assets subject to the Liens, including Liens incurred in connection with pollution control, industrial revenue or similar financings;

(vi)	Liens securing any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Permitted Lien pursuant to the Trust Indenture; provided, however, that such new Lien is limited to the Property which was subject to the prior Lien immediately before such extension, renewal or replacement, and provided, further, that the principal amount of Indebtedness secured by the prior Lien immediately prior to such extension, renewal or replacement is not increased;

(vii)	any other Liens not otherwise qualifying as a Permitted Lien provided that, at the applicable time, the aggregate principal amount of the Indebtedness secured by all such other Liens, when added to the Attributable Debt determined at such time of the then outstanding Unrestricted Sale and Lease-Back Transactions (as defined under “– Certain Definitions” below) to which the Company or a Restricted Subsidiary is a party, does not exceed 15% of the then applicable Consolidated Net Tangible Assets (as defined under “– Certain Definitions” below);

(viii)	any interest or title of a lessor in the property subject to any capitalized lease or operating lease; and

(ix)	any other Liens identified in the Prospectus Supplement relating to the series of Debt Securities issued.

Limitation on Sale and Lease-Back Transactions

Neither the Company nor any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction (as defined under “– Certain Definitions” below), except for:

(i)	any Sale and Lease-Back Transaction constituting a Permitted Lien under the Trust Indenture (other than clause (vii) or (viii)) under “Negative Pledge” above;

(ii)

any Sale and Lease-Back Transaction that is not otherwise permitted under clause (i) above or (iii) below, and in respect of which the Company or such Restricted Subsidiary would be entitled, in the manner described under “Negative Pledge” above, to incur Indebtedness secured by a Lien on the applicable Property at least equal in amount to the Attributable Debt in respect of such Sale and Lease-Back

Transaction without equally and ratably securing the Debt Securities (any Sale and Lease-Back Transaction entered into in compliance with this clause (ii) being an “Unrestricted Sale and Lease-Back Transaction”); or

(iii)	any Sale and Lease-Back Transaction if the Company or such Restricted Subsidiary shall apply or cause to be applied, in the case of such sale or transfer for cash, an amount equal to the greater of the fair market value of the Principal Property sold or transferred and leased back pursuant to such Sale and Lease-Back Transaction or the net proceeds of such Sale and Lease-Back Transaction and, in the case of such sale or transfer otherwise than for cash, an amount equal to the fair market value of the Principal Property sold or transferred and leased back pursuant to such Sale and Lease-Back Transaction, to (a) the retirement (other than any mandatory retirement), within 180 days after the effective date of such Sale and Lease-Back Transaction, of Indebtedness of the Company (which may but need not include any Debt Securities) ranking on a parity with, or prior to, such Debt Securities and owing to a Person other than the Company or any Affiliate of the Company, or (b) the purchase, construction or improvement of real property or personal property used by the Company or its Restricted Subsidiaries in the ordinary course of business.

Modification of the Trust Indenture

With certain exceptions, the Trust Indenture, the rights and obligations of the Company and the rights of the holders of a particular series of Debt Securities may be modified by the Company with the consent of the holders of not less than a majority in aggregate principal amount of such series of Debt Securities or a majority in principal amount of such series voted at a duly constituted meeting; but no such modification may be made which would: (i) reduce in any manner the amount of, or change the currency of payment of, or delay the time of any payments (whether of principal, premium, interest or otherwise); (ii) change the definition of or the manner of calculating amounts (including any change in the applicable rate or rates of interest) to which any holder is entitled; or (iii) reduce the above-stated percentage of Debt Securities of such series, in each case without the consent of the holder of each Debt Security of such series so affected or the consent of 100% of the principal amount of such the Debt Securities of such series voted at a duly constituted meeting.

Events of Default

The Trust Indenture provides that an event of default with respect to any series of Debt Securities means any one of the following events (whatever the reason for such event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any government authority):

(i)	a default in the payment by the Company of the principal of (or premium, if any, on) any Debt Securities of such series when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, or in any obligation to repurchase Debt Securities of such series when required pursuant to the Indenture;

(ii)	a default in the payment by the Company of interest on any Debt Securities of such series when the same becomes due and payable, and such default continues for a period of 30 days;

(iii)	a default by the Company in the performance of or breach of any other covenant or agreement of the Company with respect to such series of Debt Securities and such default or breach continues for a period of 60 days after written notice to the Company by the Trustee or the holders of at least 25% of the unpaid aggregate principal amount of the outstanding Debt Securities of such series;

(iv)	if any representation or warranty made by the Company in relation to a series of Debt Securities was incorrect in any material respect when made and, if it is capable of being corrected with reference to the presently existing facts and circumstances, such representation or warranty is not corrected within 60 days after written notice to the Company by the Trustee or the holders of at least 25% of the unpaid aggregate principal amount of the outstanding Debt Securities of such series;

(v)

any failure by the Company or any Subsidiary to pay when due or within any applicable grace period, any payment of Indebtedness of the Company or any Subsidiary in an aggregate principal amount in excess of US$75 million (or its equivalent in any other currency or currencies), or any default occurs in respect of any Indebtedness of the Company or any Subsidiary in respect of any series of Debt Securities having an aggregate principal amount exceeding US$75 million (or its equivalent in any other currency or currencies) after the expiration of any applicable grace period, if such default has resulted in such Indebtedness in excess of such aggregate principal amount becoming due prior to its stated maturity;

(vi)	a distress, attachment, execution or other similar legal process for any amount exceeding US$75 million (or its equivalent in any other currency or currencies) is levied or enforced against any part of the Property of the Company or any Subsidiary and such distress, attachment, execution or similar legal process has not been paid out, satisfied or withdrawn within 60 days of the date of such levy or enforcement; or

(vii)	certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary.

The Company is required to file with the Trustee an annual officers’ certificate as to the absence of certain defaults under the Trust Indenture.

The Trust Indenture provides that if an event of default (other than an event of default specified in clause (vii) above in relation to the Company) shall occur and be continuing with respect to a series of Debt Securities issued thereunder, the Trustee may in its discretion and shall upon request of the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series declare the principal of, together with accrued interest on, all Debt Securities of such series to be due and payable. In certain cases, the holders of a majority in aggregate principal amount of such series of Debt Securities or a majority in principal amount of such series voted at a duly constituted meeting may on behalf of the holders of all such Debt Securities waive any past default or event of default and rescind and annul any such declaration and its consequences.

The Trust Indenture further provides that if an event of default specified in clause (vii) above in relation to the Company occurs, the principal of and any accrued interest on the Debt Securities then outstanding shall become immediately due and payable; provided however that at any time after an automatic acceleration with respect to the Debt Securities has been made, the holders of a majority in aggregate principal amount of such series of Debt Securities or a majority in principal amount of such series voted at a duly constituted meeting may, under certain circumstances, rescind and annul such acceleration and its consequences.

The Trust Indenture contains a provision entitling the Trustee, subject to its duty during a default to act with the required standard of care, to be indemnified by the holders of Debt Securities of such series before proceeding to exercise any right or power under the Trust Indenture at the request of such holders. The Trust Indenture provides that no holder of Debt Securities of any series may pursue a remedy with respect to the Trust Indenture except in the case of failure of the Trustee to act.

Defeasance

Defeasance of Certain Obligations

If the supplement to the Trust Indenture so provides, the Company may elect, with respect to any series of Debt Securities, either to be (a) discharged from its obligations in respect of such Debt Securities, or (b) released from its obligations under positive and negative covenants (other than its covenant to maintain its existence and pay the principal, premium, interest and other amounts on such Debt Securities) and the occurrence of certain events will be deemed not to be or result in a default or event of default. Following such election, the Company will be so discharged or released, provided:

(i)	the Company has, at least 91 days prior to such discharge becoming effective, irrevocably deposited with the Trustee, as specific security pledged for, and dedicated solely to, the due payment and ultimate satisfaction of all of its obligations under the Indenture with respect to the Debt Securities of the series affected, and free and clear of any Lien, (a) funds in the currency or currencies in which such Debt Securities are payable, and/or (b) an amount of direct obligations of, or obligations the payment of principal of and interest, if any, on which are fully guaranteed by, the government that issued the currency or currencies in which Debt Securities of such series are payable, and that are not subject to prepayment, redemption or call, as will together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient (in the case of such obligations, through the payment of interest and principal thereunder) to pay (x) the principal of (and premium, if any) and interest and other amounts on the outstanding Debt Securities of the particular series on their stated due dates or maturity, as the case may be, and (y) any mandatory prepayments on the day on which such prepayments are due and payable;

(ii)	the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the Debt Securities affected will not recognize income, gain or loss for Canadian federal income tax purposes as a result of such defeasance in respect of the Company’s obligations and will be subject to Canadian federal income tax on the same basis as if such defeasance had not occurred;

(iii)	such defeasance will not result in a breach or violation of, or constitute a default under, the Trust Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;

(iv)	no event of default with respect to the Debt Securities of such series or event that, with notice or lapse of time, would become such an event of default shall have occurred and be continuing on the date of such deposit;

(v)	if the Debt Securities affected are listed on any stock exchange or securities exchange, the Company shall have delivered to the Trustee an opinion of counsel to the effect that such deposit and defeasance will not cause such Debt Securities to be delisted; and

(vi)	the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance have been satisfied.

Other Defeasance Arrangements

If so described in the Prospectus Supplement related to Debt Securities of a specific series, the Company may enter into certain other arrangements providing for the due payment and ultimate satisfaction of its obligations with respect to such series of Debt Securities by the deposit with the Trustee of funds or obligations of the type referred to under “– Defeasance of Certain Obligations” above. The Prospectus Supplement will more fully describe the provisions, if any, relating thereto.

Amalgamation, Consolidation, Conveyance, Transfer or Lease

The Trust Indenture provides that the Company will not consolidate, merge or amalgamate with any other Person or effect any conveyance, sale, transfer or lease of its Property substantially as an entirety, unless, in such case:

(i)	the Person formed by such consolidation or amalgamation or with which the Company is merged (or the Person that leases or that acquires by conveyance, sale or transfer the Property of the Company substantially as an entirety) (such Person being referred to as the “Successor Corporation”) is a corporation organized and validly existing under the laws of Canada or any province thereof;

(ii)	the Successor Corporation shall expressly, by supplemental indenture, assume and become bound by the obligations of the Company under the terms of the Indenture;

(iii)	after giving effect to such transaction no default or event of default is or will be occurring under the Trust Indenture or in respect of the Debt Securities of any series; and

(iv)	the Company delivers to the Trustee an officer’s certificate and opinion of counsel confirming that the foregoing conditions have been met.

Governing Law

The Trust Indenture is governed by, and construed in accordance with, the laws of the Province of Ontario.

Certain Definitions

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Attributable Debt” shall mean, in respect of a Sale and Lease-Back Transaction, at the time of determination, the Capital Lease Obligations under the Capital Lease resulting from such Sale and Lease-Back Transaction as reflected on the consolidated balance sheet of the Company. Attributable Debt may be reduced by the present value of the rental obligations, calculated on the same basis that any sublessee has for all or part of the same property.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with Canadian generally accepted accounting principles consistently applied.

“Capital Lease Obligations” means indebtedness represented by obligations under a Capital Lease. The amount of indebtedness will be the capitalized amount of the obligations determined in accordance with Canadian generally accepted accounting principles consistently applied.

“Closing Date” means the date on which the Debt Securities are issued.

“Consolidated Net Tangible Assets” means the consolidated total assets of TELUS and its Subsidiaries as reflected in TELUS’ most recent consolidated balance sheet preceding the date of determination prepared in accordance with Canadian generally accepted accounting principles consistently applied, less (a) current liabilities, excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined and current maturities of long-term debt and Capital Lease Obligations, and (b) goodwill, tradenames, trademarks, patents, minority interests of others, unamortized debt discount and expense and other similar intangible assets, excluding any investments in permits, licenses and the subscriber base.

“Indebtedness” means, with respect to any Person, (without duplication) (a) any liability of such Person (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit, or (2) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation arising in connection with the acquisition of any businesses, properties or assets of any kind, other than a trade payable or a current liability arising in the ordinary course of business), or (3) for the payment of Capital Lease Obligations; (b) any liability of others described in the preceding clause (a) that the Person has guaranteed or that is otherwise its legal liability; (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above; and (d) in the case of any Restricted Subsidiary, the aggregate amount at which any preference shares of such Restricted Subsidiary are redeemable or retractable at the option of the holder (excluding any such preference shares that are owned by the Company or any Restricted Subsidiary).

“Lien” means any mortgage, pledge, lien, security interest, charge or other encumbrance or preferential arrangement (including any conditional sale or other title retention agreement or lease in the nature thereof other than a title retention agreement in connection with the purchase of goods in the ordinary course of business which is outstanding for not more than 90 days).

“Person” means any natural person, corporation, firm, partnership, joint venture or other unincorporated association, trust, government or governmental authority and pronouns have a similar extended meaning.

“Principal Property” means at any time any Property which has a fair market value or a book value in excess of US$5 million (or its equivalent in any other currency or currencies).

“Property” means any asset, revenue or any other property or property right or interest, whether tangible or intangible, real or personal, including, without limitation, any right to receive income.

“Restricted Subsidiary” means (a) TELUS Communications Inc. and (b) at any time any other Subsidiary of TELUS, if at the end of the most recent fiscal quarter for which the Company has issued its financial statements, the total assets of such Subsidiary exceeds 10% of the consolidated assets of TELUS and its Subsidiaries, determined in accordance with Canadian generally accepted accounting principles consistently applied, provided that Restricted Subsidiary shall not include any Subsidiary that is principally engaged in the wireless business or TELUS Quebec Inc.

“Sale and Lease-Back Transaction” means any transaction or series of related transactions pursuant to which the Company or any Restricted Subsidiary sells or transfers any Principal Property, or any Property which together with any other Property subject to the same transaction or series of related transactions would in the aggregate constitute a Principal Property, of the Company or such Restricted Subsidiary to any Person and leases back such Principal Property (or other Properties) by way of a Capital Lease Obligation but does not include (a) any Sale and Lease-Back Transaction between the Company and its Restricted Subsidiaries or between Restricted Subsidiaries, or (b) any Sale and Lease-Back Transaction where the term of the lease back is less than three years.

“Subsidiary” means any company or other business entity which the Company owns or controls (either directly or through one or more other Subsidiaries) more than 50% of the issued share capital or other ownership interest, in each case having ordinary voting power to elect directors, managers or trustees of such company or other business entity (whether or not capital stock or other ownership interest or any other class or classes shall or might have voting power upon the occurrence of any contingency).

DESCRIPTION OF SHARE CAPITAL

General

The following sets forth the terms and provisions of the existing capital of the Company. The particular terms and provisions of the Equity Securities offered by a Prospectus Supplement and the extent to which these general terms and provisions apply will be described in such Prospectus Supplement. The Company is authorized under its Notice of Articles to issue up to 1,000,000,000 shares of each class of first preferred shares (the “First Preferred Shares”), second preferred shares (the “Second Preferred Shares”) and up to 2,000,000,000 Common Shares. Certain of the rights and attributes of each class are described below.

First Preferred Shares

Shares Issuable in Series

The First Preferred Shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the Board of Directors of the Company shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of the Company, determine the designation, rights, privileges, restrictions and conditions to be attached to the First Preferred Shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of the Company or the right to be convertible or exchangeable for Common Shares, directly or indirectly.

Priority

The First Preferred Shares of each series shall rank on a parity with the First Preferred Shares of every other series with respect to dividends and return of capital and shall be entitled to a preference over the Second Preferred Shares and the Common Shares and over any other shares ranking junior to the First Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs.

Voting Rights

Except as required by law, holders of the First Preferred Shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Company, provided that the rights, privileges, restrictions and conditions attached to the First Preferred Shares as a class may be added to, changed or removed only with the approval of the holders of the First Preferred Shares given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by the holders of not less than two-thirds of the First Preferred Shares then outstanding, or passed by an affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of the First Preferred Shares duly called for that purpose.

Second Preferred Shares

Shares Issuable in Series

The Second Preferred Shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the Board of Directors of the Company shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of the Company, determine the designation, rights, privileges, restrictions and conditions to be attached to the Second Preferred Shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of the Company or the right to be convertible or exchangeable for Common Shares, directly or indirectly.

Priority

The Second Preferred Shares of each series shall rank on a parity with the Second Preferred Shares of every other series with respect to dividends and return of capital and shall, subject to the prior rights of the holders of the First

Preferred Shares, be entitled to a preference over the Common Shares and over any other shares ranking junior to the Second Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs.

Voting Rights

Except as required by law, holders of the Second Preferred Shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Company, provided that the rights, privileges, restrictions and conditions attached to the Second Preferred Shares as a class may be added to, changed or removed only with the approval of the holders of the Second Preferred Shares given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by the holders of not less than two-thirds of the Second Preferred Shares then outstanding, or passed by an affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of the Second Preferred Shares duly called for that purpose.

Common Shares

Priority

The holders of Common Shares shall be entitled to participate equally with each other as to dividends and the Company shall pay dividends thereon, as and when declared by the Board of Directors of the Company out of monies properly applicable to the payment of dividends, in amounts per share and at the same time on all such Common Shares at the time outstanding as the Board of Directors of the Company may from time to time determine. In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs, all the property and assets of the Company which remain after payment to the holders of any shares ranking in priority to the Common Shares in respect of payment upon liquidation, dissolution or winding-up of all amounts attributed and properly payable to such holders of such other shares in the event of such liquidation, dissolution or winding-up or distribution, shall be paid and distributed equally, share for share, to the holders of the Common Shares, without preference or distinction.

Voting Rights

The holders of the Common Shares shall be entitled to receive notice of and to attend (in person or by proxy) and be heard at all general meetings of the shareholders of the Company (other than separate meetings of the holders of shares of any other class of shares of the Company or any other series of shares of such other class of shares) and to vote at all such general meetings with each holder of Common Shares being entitled to one vote per Common Share held at all such meetings.

Ownership and Voting Restrictions

Non-Canadian persons shall not beneficially own or control, otherwise than by way of security only, in the aggregate more than the Restricted Percentage (as defined below) of the issued and outstanding voting shares of the Company (the “non-Canadian share constraint”). The Restricted Percentage is the maximum percentage of the issued and outstanding voting shares of the Company that may be beneficially owned or controlled, otherwise than by way of security only, by non-Canadian persons without rendering any subsidiary of the Company ineligible to operate as a telecommunications common carrier pursuant to the Telecommunications Act, or to be granted a licence under the Broadcasting Act or the Radiocommunication Act.

The power of the Company to issue any voting shares and to restrict the right of any holder of voting shares of the Company to transfer or vote such voting shares is as provided in the Telecommunications Regulations, the Broadcasting Direction and the Radiocommunication Regulations, as amended from time to time (collectively, the “Applicable Regulations”) or in the articles of the Company. The Company has the power to suspend voting rights, to refuse the transfer of shares, to redeem or purchase, or to sell or to require the sale of voting shares of the Company as provided in the Applicable Regulations or the articles of the Company, for the purpose of ensuring that any subsidiary of the Company is not ineligible to operate as a telecommunications common carrier pursuant to the Telecommunications Act or, or to be granted a licence under the Broadcasting Act or the Radiocommunication Act.

In addition to declarations which may be requested by the Company pursuant to the Applicable Regulations, the Company may request that a person who: (1) is or proposes to be a registered holder of voting shares of the Company; (2) holds or proposes to hold or is believed by the Company to hold voting shares of the Company on behalf of another person, other than as a registered holder; (3) subscribes for voting shares of the Company; (4) requests registration of a transfer of voting shares of the Company; (5) requests a change in registration of voting shares of the Company; or (6) elects to convert or exchange any securities into or for voting shares of the Company, file a declaration with the Company or its transfer agent within the time limit prescribed in the request. The person to whom a request is made pursuant to the articles of the Company shall submit the declaration in a form authorized by the Company, and shall contain the information requested by the Company to enable the Company to determine whether the non-Canadian share constraint is being or may be contravened.

Notwithstanding any other provision of the articles of the Company or the rules or operating procedures established pursuant to the articles of the Company, a contravention of the non-Canadian share constraint shall have no consequences except those that are expressly provided for in the articles of the Company or the Applicable Regulations. For greater certainty but without limiting the generality of the foregoing: (1) no transfer, issue or ownership of, and no title to, voting shares of the Company; (2) no resolution of shareholders (except to the extent that the result thereof is affected as a result of a determination pursuant to the Applicable Regulations to suspend the voting rights of any voting shareholders); and (3) no act of the Company, including any transfer of property to or by the Company, shall be invalid or otherwise affected by any contravention of the non-Canadian share constraint or the failure to make the adjustment in voting as may be required or permitted pursuant to the Applicable Regulations.

In administering the ownership restriction provisions of the articles of the Company and the Applicable Regulations, including, without limitation, in making any directors’ determination, the Company and any of its directors, officers, employees and agents may rely on, among other things, the Company’s central securities register.

The ownership restriction provisions of the articles of the Company shall cease to be binding on the Company and its shareholders upon the repeal of the Applicable Regulations, and shall cease to be applicable and binding to the extent permitted by all of the Telecommunications Act, the Radiocommunication Act and the Broadcasting Act, from time to time.

TELUS Shareholder Rights Plan

TELUS first adopted a shareholder rights plan in March 2000. In May 2010, the holders of the Common Shares and Non-Voting Shares ratified a substantially similar shareholder rights plan. On May 9, 2013, the holders of the Common Shares approved the amendment of, and reconfirmation of, the shareholder rights plan (the “Rights Plan”), which among other things, reflects the elimination of the Non-Voting Share class from TELUS’ authorized share structure. Under the Rights Plan, TELUS issued one right (a “Right”) in respect of each Common Share outstanding as at such date. The Rights Plan expires upon the conclusion of TELUS’ annual meeting in 2019 and is subject to shareholder confirmation every three years. The Rights will separate from the Common Shares and will be exercisable eight trading days after a person has acquired, or commences to acquire, 20% or more of the Common Shares, other than by acquisition pursuant to a takeover bid permitted by the Rights Plan (a “Permitted Bid”). The acquisition by any person (an “Acquiring Person”) of more than 20% of the Voting Shares (as defined in the Rights Plan), other than by way of a Permitted Bid, is referred to as a “Flip-in Event”. Any Rights held by an Acquiring Person will become void upon the occurrence of a Flip-in Event. Eight trading days after the occurrence of the Flip-in Event, each Right (other than those held by the Acquiring Person), will permit the purchase of $320 worth of Common Shares for $160 (i.e. at a 50% discount).

DESCRIPTION OF WARRANTS

This section describes the general terms that will apply to any Warrants for the purchase of Equity Securities (the “Equity Warrants”) or for the purchase of Debt Securities (the “Debt Warrants”).

Warrants may be offered separately or together with Equity Securities or Debt Securities, as the case may be. Each series of Warrants will be issued under a separate Warrant agreement to be entered into between the Company and one or more banks or trust companies acting as Warrant agent. The applicable Prospectus Supplement will include details of the Warrant agreements covering the Warrants being offered. The Warrant agent will act solely as the agent of the Company and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set forth in the applicable Prospectus Supplement.

Original purchasers of Equity Warrants or Debt Warrants (if offered separately) will be granted a contractual right of rescission against the Company in respect of the conversion, exchange or exercise of such Equity Warrant or Debt Warrant. The contractual right of rescission will entitle such original purchasers to receive the amount paid upon conversion, exchange or exercise, upon surrender of the underlying securities gained thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

In an offering of Warrants, investors are cautioned that the statutory right of action for damages for a misrepresentation contained in the prospectus is limited, in certain provincial securities legislation, to the price at which the Warrant is offered to the public under the prospectus offering. This means that, under the securities legislation of certain provinces, if the purchaser pays additional amounts upon conversion, exchange or exercise of the security, those amounts many not be recoverable under the statutory right of action for damages that applies in those provinces. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of this right of action for damages and consult with a legal adviser.

Equity Warrants

The particular terms of each issue of Equity Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

(i)	the designation and aggregate number of Equity Warrants;

(ii)	the price at which the Equity Warrants will be offered;

(iii)	the currency or currencies in which the Equity Warrants will be offered;

(iv)	the designation and terms of the Equity Securities purchasable upon exercise of the Equity Warrants;

(v)	the date on which the right to exercise the Equity Warrants will commence and the date on which the right will expire;

(vi)	the number of Equity Securities that may be purchased upon exercise of each Equity Warrant and the price at which and currency or currencies in which that amount of securities may be purchased upon exercise of each Equity Warrant;

(vii)	the designation and terms of any securities with which the Equity Warrants will be offered, if any, and the number of the Equity Warrants that will be offered with each security;

(viii)	the date or dates, if any, on or after which the Equity Warrants and the related securities will be transferable separately;

(ix)	whether the Equity Warrants are subject to redemption or call and, if so, the terms of such redemption or call provisions;

(x)	material United States and Canadian tax consequences of owning the Equity Warrants; and

(xi)	any other material terms or conditions of the Equity Warrants.

Debt Warrants

The particular terms of each issue of Debt Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

(i)	the designation and aggregate number of Debt Warrants;

(ii)	the price at which the Debt Warrants will be offered;

(iii)	the currency or currencies in which the Debt Warrants will be offered;

(iv)	the aggregate principal amount, currency or currencies, denominations and terms of the series of Debt Securities that may be purchased upon exercise of the Debt Warrants;

(v)	the designation and terms of any securities with which the Debt Warrants will be offered, if any, and the number of the Debt Warrants that will be offered with each security;

(vi)	the date or dates, if any, on or after which the Debt Warrants and the related securities will be transferable separately;

(vii)	the principal amount of Debt Securities that may be purchased upon exercise of each Debt Warrant and the price at which and currency or currencies in which that principal amount of securities may be purchased upon exercise of each Debt Warrant;

(viii)	the date on which the right to exercise the Debt Warrants will commence and the date on which the right will expire;

(ix)	the minimum or maximum amount of Debt Warrants that may be exercised at any one time;

(x)	whether the Debt Warrants will be subject to redemption or call, and, if so, the terms of such redemption or call provisions;

(xi)	material United States and Canadian tax consequences of owning the Debt Warrants; and

(xii)	any other material terms or conditions of the Debt Warrants.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE OR EQUITY UNITS

The Company may issue share purchase contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of Equity Securities, at a future date or dates, or similar contracts issued on a “prepaid” basis (in each case, “Share Purchase Contracts”). The price per Equity Security and the number of Equity Securities may be fixed at the time the Share Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Share Purchase Contracts. The Share Purchase Contracts will require either the share purchase price be paid at the time the Share Purchase Contracts are issued or that payment be made at a specified future date. The Share Purchase Contracts may be issued separately or as part of units consisting of a Share Purchase Contract and Debt Securities or obligations of third parties (including U.S. treasury securities) (the “Share Purchase or Equity Units”), and may or may not serve as collateral for a holder’s obligations. The Share Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Share Purchase Contracts also may require the Company to make periodic payments to the holders of the Share Purchase Contracts or vice versa, and such payments may be unsecured or refunded on some basis.

The applicable Prospectus Supplement will describe the terms of the Share Purchase Contracts or Share Purchase or Equity Units. The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the Share Purchase Contracts, and, if applicable, collateral, depositary or custodial arrangements, relating to the Share Purchase Contracts or Share Purchase or Equity Units. Material United States and Canadian federal income tax considerations applicable to the holders of the Share Purchase or Equity Units and the Share Purchase Contracts will also be discussed in the applicable Prospectus Supplement.

Original purchasers of Share Purchase Contracts or Share Purchase or Equity Units will be granted a contractual right of rescission against the Company in respect of the conversion, exchange or exercise of such Share Purchase Contract or Share Purchase or Equity Unit. The contractual right of rescission will entitle such original purchasers to receive the amount paid upon conversion, exchange or exercise, upon surrender of the underlying securities gained thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

In an offering of Share Purchase Contracts or Share Purchase or Equity Units, investors are cautioned that the statutory right of action for damages for a misrepresentation contained in the prospectus is limited, in certain provincial securities legislation, to the price at which the Share Purchase Contracts or Share Purchase or Equity Units are offered to the public under the prospectus offering. This means that, under the securities legislation of certain provinces, if the purchaser pays additional amounts upon conversion, exchange or exercise of the security, those amounts many not be recoverable under the statutory right of action for damages that applies in those provinces. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of this right of action for damages and consult with a legal adviser.

DENOMINATIONS, REGISTRATION AND TRANSFER

The Securities will be issued in fully registered form without coupons attached in either global or definitive form and in denominations and integral multiples as set out in the applicable Prospectus Supplement (unless otherwise provided with respect to a particular series of Debt Securities pursuant to the provisions of the Trust Indenture, as supplemented by a supplemental indenture). Other than in the case of book-entry only securities, Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) in the city specified for such purpose at the office of the registrar or transfer agent designated by the Company for such purpose with respect to any issue of Securities referred to in the Prospectus Supplement. No service charge will be made for any transfer, conversion or exchange of the Securities but the Company may require payment of a sum to cover any transfer tax or other governmental charge payable in connection therewith. Such transfer, conversion or exchange will be effected upon such registrar or transfer agent being satisfied with the documents of title and the identity of the Person making the request. If a Prospectus Supplement refers to any registrar or transfer agent designated by the Company with respect to any issue of Securities, the Company may at any time rescind the designation of any such registrar or transfer agent and appoint another in its place or approve any change in the location through which such registrar or transfer agent acts.

In the case of book-entry only securities, a global certificate or certificates representing the Securities will be held by a designated depository for its participants. The Securities must be purchased or transferred through such participants, which includes securities brokers and dealers, banks and trust companies. The depository will establish and maintain book-entry accounts for its participants acting on behalf of holders of the Securities. The interests of such holders of Securities will be represented by entries in the records maintained by the participants. Holders of Securities issued in book-entry only form will not be entitled to receive a certificate or other instrument evidencing their ownership thereof, except in limited circumstances. Each holder will receive a customer confirmation of purchase from the participants from which the Securities are purchased in accordance with the practices and procedures of that participant.

RISK FACTORS

Prospective investors in the Securities should consider carefully the matters set forth in the section entitled “Risks and risk management” in Management’s Discussion and Analysis of financial results in respect of the Company’s most recent annual financial statements and in Management’s Discussion and Analysis of financial results in respect of the Company’s interim financial statements filed thereafter, each of which is deemed to be incorporated by reference in this Prospectus.

PLAN OF DISTRIBUTION

The Company may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Company from the sale of the Securities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

In connection with any offering of Securities, the underwriters or agents may, subject to applicable law, over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

Certain legal matters in connection with any offering hereunder will be passed upon by Norton Rose Fulbright Canada LLP, Toronto, Ontario and by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York for the Company.

PURCHASERS’ STATUTORY RIGHTS

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages, if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to purchasers under U.S. law and purchasers may wish to consult with a U.S. lawyer for particulars of these rights.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the Registration Statement of which this Prospectus forms a part: the documents referred to under “Documents Incorporated by Reference”; consent of Deloitte LLP; powers of attorney from directors and officers of the Company; and the Indenture. The Form F-X of the Company and the Form F-X of Computershare Trust Company of Canada have also separately been filed with the SEC.

CERTIFICATE OF TELUS CORPORATION

Dated: November 6, 2014

This short form prospectus, together with the documents incorporated in this prospectus by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of all the provinces of Canada.

(signed) JOSEPH NATALE President and Chief Executive Officer	(signed) JOHN GOSSLING Executive Vice-President and Chief Financial Officer

On behalf of the Board of Directors

(signed) DARREN ENTWISTLE Director	(signed) WILLIAM A. MACKINNON Director

C-1

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification

Sections 160 to 163 of the Business Corporations Act (British Columbia) (successor to the Company Act (British Columbia)) provide as follows:

160     Subject to section 163, a company may do one or both of the following:

(a)     indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable;

(b)     after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

161     Subject to section 163, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party

(a)     has not been reimbursed for those expenses, and

(b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

162     (1)     Subject to section 163 and subsection (2) of this section, a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

(2)     A company must not make the payments referred to in subsection (1) unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by section 163, the eligible party will repay the amounts advanced.

163    (1)     A company must not indemnify an eligible party under section 160(a) or pay the expenses of an eligible party under section 160(b), 161 or 162 if any of the following circumstances apply:

(a)     if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)     if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)     if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

(d)     in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

(2)     If an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not do either of the following:

(a)     indemnify the eligible party under section 160(a) in respect of the proceeding;

(b)     pay the expenses of the eligible party under section 160(b), 161 or 162 in respect of the proceeding.

Article 20 of the Articles of the Registrant provides as follows:

20.1     Mandatory Indemnification of Eligible Parties

Subject to the Business Corporations Act, the Company must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must indemnify and pay expenses in advance of the final disposition of an eligible proceeding in accordance with, and to the fullest extent and in all circumstances permitted by, the Business Corporations Act.

20.2     Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

20.3     Non-Compliance with Business Corporations Act

The failure of an eligible party or any other person to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

20.4     Company May Purchase Insurance

Subject to the limitations contained in the Business Corporations Act, the Company may purchase and maintain insurance for the benefit of any person referred to in this Article 20.

To the extent permitted by law, the Company has entered into an indemnification agreement with its directors for liabilities incurred while performing their duties. The Company also maintains Directors’ & Officers’ Liability and Fiduciary Liability insurance which protect individual directors and officers and the Company against claims made, provided they acted in good faith on behalf of the Company, subject to policy restrictions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Exhibits

Exhibit No.	Description

4.1**	Annual Information Form of the Company, dated March 14, 2014 (incorporated by reference to the Company’s Form 40-F filed on March 14, 2014)

4.2**	Audited Consolidated Financial Statements of the Company, including the notes thereto, as at and for the years ended December 31, 2013 and 2012, together with the report of the independent registered public accounting firm thereon dated February 26, 2014 (incorporated by reference to the Company’s Form 40-F filed on March 14, 2014)

4.3**	Management’s Discussion and Analysis of Financial Results of the Company for the year ended December 31, 2013 (incorporated by reference to the Company’s Form 6-K filed on February 26, 2014)

4.4**	Information Circular of the Company, dated as of March 31, 2014, prepared in connection with the Company’s annual general meeting held on May 8, 2014 (incorporated by reference to the Company’s Form 6-K filed on April 7, 2014)

4.5**	Information Circular of the Company, dated as of March 13, 2013, prepared in connection with the Company’s annual and special meeting held on May 9, 2013 (incorporated by reference to the Company’s Form 6-K filed on April 5, 2013)

4.6**	Unaudited Condensed Interim Consolidated Financial Statements of the Company as at September 30, 2014 and for the three and nine month periods ended September 30, 2014 and September 30, 2013 (incorporated by reference to the Company’s Form 6-K filed on November 6, 2014)

4.7**	Management’s Discussion and Analysis of Financial Results of the Company for the period ended September 30, 2014 (incorporated by reference to the Company’s Form 6-K filed on November 6, 2014)

5.1*	Consent of Deloitte LLP

6*	Powers of Attorney (contained on the signature pages of this Registration Statement on Form F-10)

7.1**	Form of Indenture (incorporated by reference to the Company’s Form F-10/A filed on May 22, 2001)

*	Filed herewith.

**	Incorporated by reference.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process

Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

Concurrently with the filing of this Registration Statement on Form F-10, Computershare Trust Company of Canada, as trustee under the indenture relating to the securities registered hereby, shall file with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of the Registrant or the trustee will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Province of British Columbia, Country of Canada, on this 6th day of November, 2014.

TELUS CORPORATION

By:	/s/ Joe Natale
	Name:	Joe Natale
	Title:	President and Chief Executive Officer

By:	/s/ John Gossling
	Name:	John Gossling
	Title:	Executive Vice-President and Chief Financial Officer

III-2

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers, directors, and Authorized Representative in the United States of TELUS Corporation hereby constitutes and appoints Joe Natale, John Gossling and Robert Gardner or any of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file any and all documents relating to this registration statement, including any and all amendments, exhibits and supplements thereto, with any regulatory authority, granting unto the said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Name	Title	Date

/s/ Joe Natale Joe Natale	Director, President and Chief Executive Officer (Principal Executive Officer)	November 6, 2014

/s/ John Gossling John Gossling	Executive Vice-President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 6, 2014

/s/ Darren Entwistle Darren Entwistle	Executive Chair	November 6, 2014

/s/ R.H. (Dick) Auchinleck R.H. (Dick) Auchinleck	Lead Director	November 6, 2014

/s/ A. Charles Baillie A. Charles Baillie	Director	November 6, 2014

/s/ Micheline Bouchard Micheline Bouchard	Director	November 6, 2014

/s/ R. John Butler R. John Butler	Director	November 6, 2014

/s/ Raymond Chan Raymond Chan	Director	November 6, 2014

/s/ Stockwell Day Stockwell Day	Director	November 6, 2014

III-3

Name	Title	Date

/s/ Ruston E.T. Goepel Ruston E.T. Goepel	Director	November 6, 2014

/s/ Mary Jo Haddad Mary Jo Haddad	Director	November 6, 2014

/s/ John S. Lacey John S. Lacey	Director	November 6, 2014

/s/ William A. MacKinnon William A. MacKinnon	Director	November 6, 2014

/s/ John Manley John Manley	Director	November 6, 2014

/s/ Donald Woodley Donald Woodley	Director	November 6, 2014

III-4

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the authorized representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of TELUS Corporation in the United States, in the State of Delaware, Country of the United States of America, on this 6th day of November, 2014.

/s/ Donald J. Puglisi
Name: Donald J. Puglisi

III-5

EXHIBIT INDEX

Exhibit No.	Description

4.1**	Annual Information Form of the Company, dated March 14, 2014 (incorporated by reference to the Company’s Form 40-F filed on March 14, 2014)

4.2**	Audited Consolidated Financial Statements of the Company, including the notes thereto, as at and for the years ended December 31, 2013 and 2012, together with the report of the independent registered public accounting firm thereon dated February 26, 2014 (incorporated by reference to the Company’s Form 40-F filed on March 14, 2014)

4.3**	Management’s Discussion and Analysis of Financial Results of the Company for the year ended December 31, 2013 (incorporated by reference to the Company’s Form 6-K filed on February 26, 2014)

4.4**	Information Circular of the Company, dated as of March 31, 2014, prepared in connection with the Company’s annual general meeting held on May 8, 2014 (incorporated by reference to the Company’s Form 6-K filed on April 7, 2014)

4.5**	Information Circular of the Company, dated as of March 13, 2013, prepared in connection with the Company’s annual and special meeting held on May 9, 2013 (incorporated by reference to the Company’s Form 6-K filed on April 5, 2013)

4.6**	Unaudited Condensed Interim Consolidated Financial Statements of the Company as at September 30, 2014 and for the three and nine month periods ended September 30, 2014 and September 30, 2013 (incorporated by reference to the Company’s Form 6-K filed on November 6, 2014)

4.7**	Management’s Discussion and Analysis of Financial Results of the Company for the period ended September 30, 2014 (incorporated by reference to the Company’s Form 6-K filed on November 6, 2014)

5.1*	Consent of Deloitte LLP

6*	Powers of Attorney (contained on the signature pages of this Registration Statement on Form F-10)

7.1**	Form of Indenture (incorporated by reference to the Company’s Form F-10/A filed on May 22, 2001)

*	Filed herewith.

**	Incorporated by reference.